As filed with the Securities and Exchange Commission on August 3, 2016

Registration No. 333-207076

Registration No. 333-204024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

CERES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0727287
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

(805) 376-6500

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Shawn Barnett

Chief Executive Officer and President

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

(805) 376-6500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Jonathan A. Van Horn

Dorsey & Whitney LLP

50 S. Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”), of Ceres, Inc. (the “Company”):

•	Registration Statement No. 333-207076, originally filed with the Securities and Exchange Commission (“SEC”) on September 22, 2015 (as amended by Amendment No. 1 filed on October 15, 2015 and Amendment No. 2 filed on November 25, 2015).

•	Registration Statement No. 333-204024, originally filed with the SEC on May 8 2015 (as amended by Amendment No. 1 filed on June 2, 2015, Amendment No. 2 filed on June 30, 2015 and Amendment No. 3 filed on July 8, 2015).

On August 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of June 16, 2016, by and among the Company, Land O’Lakes, Inc., a cooperative corporation incorporated under the laws of Minnesota (“Parent”), and Roman Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, any offering pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California on the 3rd day of August, 2016.

CERES, INC.

By: /s/ Shawn Barnett
Name:	Shawn Barnett
Title:	Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.